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                                                                     Exhibit 2.2

                          [TIER AUSTRALIA LETTERHEAD]

Charlie Shuetrim
Sancha Computer Services Pty Limited
30A Marlborough Place
St. Ives, NSW, 2075, Australia


Dear Charlie:

                    AMENDMENT OF BUSINESS PURCHASE AGREEMENT

This agreement constitutes the first amendment of the Business Purchase Agreement dated 26 February 1998 between Sancha Computer Services Pty Limited ("SANCHA"), Sancha Software Development Pty Limited and Tier Technologies (Australia) Pty Limited ("TIER"). This agreement is entered into to address Tier's concern that the description of the contracts with FAI Insurances Limited contained in the Novation Agreement signed by Mr. Tim Mainprize on behalf of FAI is not a complete description of the contractual relationship between Sancha and FAI. For the purposes of clause 3.8(b) of the Business Purchase Agreement, on the basis of the agreement below, Tier agrees that Sancha has delivered at the date of this letter, a Client Novation Agreement in respect of the FAI Contract.

It is agreed that clause 3.8(b) of the Business Purchase Agreement is hereby amended, to the effect that there will be a withholding of $450,000 from the cash consideration of $911,112 otherwise payable by Tier to Sancha at settlement. The balance of $461,112 will be paid by Tier to Sancha at Settlement. This $450,000 will be released as follows:

1. $150,000 will be released on 7 May 1998, contingent upon FAI Insurances Limited and its related companies (FAI) continuing to use Tier=s services during the month of April 1998 at the substantially same level;

2. $150,000 will be released on 7 June 1998, contingent upon FAI continuing to use Tier's Services during the month of May 1998 at the substantially same level;

3. $150,000 will be released on 7 July 1998, contingent upon FAI continuing to use Tier's Services during the month of June 1998 at the substantially same level.

In this agreement, the expression "substantially same level" means that in respect of each of the months of April, May and June, Tier recorded for billing purposes (but not necessarily invoiced) at least 2000 hours to FAI.
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Please acknowledge that you are in agreement with this amendment by signing and dating below.

Kind regards

   /s/ John Starkey

John Starkey
for and on behalf of
Tier Technologies (Australia) Pty Limited



AGREED



/s/ Charlie Shuetrim
_______________________________________

Charlie Shuetrim
for and on behalf of
Sancha Computer Services Pty Limited
as trustee of the Sancha Computer Services Unit Trust



/s/ Charlie Shuetrim
_______________________________________

Charlie Shuetrim
for and on behalf of
Sancha Software Development Pty Limited